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                                                                     Exhibit 1.1

                       Nationwide Health Properties, Inc.

                            (a Maryland corporation)

                                   Fixed Rate
                           Medium-Term Notes, Series D

                                 TERMS AGREEMENT

                                                                   June 27, 2002

Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California  92660

Attention:  Mark L. Desmond

     Re: Distribution Agreement dated February 18, 1999

     Reference is made to the Distribution Agreement (the "Distribution Agreement") of Nationwide Health Properties, Inc. (the "Company") dated February 18, 1999, which is incorporated herein by reference. The undersigned (the "Underwriters") severally agree to purchase the following principal amounts of Medium-Term Notes, Series D, of the Company (the "Notes"):

        J.P. Morgan Securities Inc. .................    $60,000,000
        Banc of America Securities LLC...............     25,000,000
        Credit Suisse First Boston Corporation.......     15,000,000
                                                        ------------
                   Total.............................   $100,000,000
                                                        ============

     Principal Amount: $100,000,000

     Stated Maturity Date: July 1, 2012

     Original Issue Date: July 3, 2002

     Trade Date: June 27, 2002

     Issue Price: 99.499%

     Discount or Commission: 0.650%

     Settlement Date and Time: July 3, 2002 at 7 a.m. (Pacific Time)

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Additional Terms:

     Interest Rate: 8.250%

     Interest Payment Dates: January 1 and July 1, beginning January 1, 2003

     Day Count Convention:

         30/360 for the period from July 3, 2002 to July 1, 2012.

     Redemption: The Notes will be redeemable, in whole or in part, at the option of the Company at any time on the terms set forth in the Pricing Supplement dated June 27, 2002.

     The certificate referred to in Section 7(b) of the Distribution Agreement, the opinions referred to in Section 7(c) of the Distribution Agreement and the accountant's letter referred to in Section 7(d) of the Distribution Agreement will be required. The accountant's letter will be dated the Trade Date and a bring-down accountant's letter, as well as the certificate and the opinion, will each be dated the Original Issue Date.

     Default by One or More of the Underwriters: If one or more of the Underwriters shall fail at the Original Issue Date to purchase the Notes which it or they are obligated to purchase under this Terms Agreement (the "Defaulted Notes"), J.P. Morgan Securities Inc. (the "Lead Manager") shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters satisfactory to the Company, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Lead Manager shall not have completed such arrangements within such 24-hour period, then:

          (a) if the number of Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes to be purchased hereunder, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

          (b) if the number of Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes to be purchased hereunder, this Terms Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

     No action taken pursuant to this provision shall relieve any defaulting Underwriter from liability in respect of its default.

     In the event of any such default which does not result in a termination of this Terms Agreement, the Lead Manager or the Company shall have the right to postpone the Original Issue Date for a period not exceeding seven days in order to effect any required changes in the pricing supplement dated June 27, 2002 relating to the Notes or in any other documents or arrangements.

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     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Underwriters a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Company and the Underwriters in accordance with its terms.

                                   Very truly yours,

                                   J.P. MORGAN SECURITIES INC.
                                   BANC OF AMERICA SECURITIES LLC
                                   CREDIT SUISSE FIRST BOSTON CORPORATION

                                   By:  J.P. MORGAN SECURITIES INC.


                                   By:          /s/ Huw Richards
                                        ------------------------------------
                                        Name:  Huw Richards
                                        Title: Managing Director

Accepted:

NATIONWIDE HEALTH PROPERTIES, INC.


By:         /s/ Mark L. Desmond
     ----------------------------------
     Name:  Mark L. Desmond
     Title: Senior Vice President
            & Chief Financial Officer